Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Third-Quarter Results and Raises Full Year Guidance

▪	Strong operating cash flow of $3.2 billion; repurchased 7.6 million shares for $1.0 billion

▪	GAAP EPS of $3.60 and core EPS (non-GAAP)* of $3.51 on solid execution and tax items

▪	Revenue of $23.9 billion on timing of aircraft deliveries

▪	Backlog remains robust at $462 billion with more than 5,600 commercial airplane orders

▪	Cash and marketable securities of $9.7 billion provide strong liquidity

▪	2016 revenue guidance increased $500 million on higher deliveries

▪	2016 GAAP EPS and core EPS (non-GAAP)* guidance increased $0.70 for additional tax adjustment

Table 1. Summary Financial Results	Third Quarter			Nine months
(Dollars in Millions, except per share data)	2016	2015	Change	2016	2015	Change

Revenues	$23,898	$25,849	(8)%	$71,285	$72,541	(2)%

GAAP
Earnings From Operations	$2,282	$2,580	(12)%	$3,651	$6,282	(42)%
Operating Margin	9.5%	10.0%	(0.5) Pts	5.1%	8.7%	(3.6) Pts
Net Earnings	$2,279	$1,704	34%	$3,264	$4,150	(21)%
Earnings Per Share	$3.60	$2.47	46%	$5.04	$5.92	(15)%
Operating Cash Flow	$3,202	$2,859	12%	$7,667	$6,244	23%
Non-GAAP*
Core Operating Earnings	$2,194	$2,637	(17)%	$3,400	$6,482	(48)%
Core Operating Margin	9.2%	10.2%	(1.0) Pts	4.8%	8.9%	(4.1) Pts
Core Earnings Per Share	$3.51	$2.52	39%	$4.79	$6.11	(22)%
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
CHICAGO, October 26, 2016 – The Boeing Company [NYSE: BA] reported third-quarter GAAP earnings per share of $3.60 and core earnings per share (non-GAAP)* of $3.51 reflecting overall solid execution on production programs and services, favorable tax items ($0.98 per share), and timing of aircraft deliveries (Table 1).
Revenue guidance has been increased $500 million to between $93.5 and $95.5 billion on higher commercial deliveries. GAAP earnings per share guidance for 2016 has been increased to between $7.10 and $7.30 from $6.40 and $6.60 and core earnings per share (non-GAAP)* guidance has been increased to between $6.80 and $7.00 from $6.10 and $6.30 to reflect a favorable $0.70 per share tax basis adjustment. The third quarter favorable tax adjustment for a 2011-2012 tax settlement of $0.28 per share was previously announced in the second quarter of 2016 and was reflected in prior guidance.
“Solid operating performance across our commercial and defense and space businesses in the third quarter again generated strong cash flow for Boeing, which continues to fuel investments in our future and enable us to deliver compelling returns to our shareholders,” said Chairman, President and Chief Executive Officer Dennis Muilenburg. “We also captured key orders, reinforcing the strength of our large and diverse order backlog.”
“We achieved key milestones on the 737 MAX, 787-10 and other development programs, including the first KC-46 production contracts. Our teams remain focused on completing these development efforts and delivering better capabilities and economics to customers around the world.”
“We remain on track to deliver on our full-year commitments. At the same time, we are positioning Boeing for further growth through our intense focus on productivity, quality and safety across the company.”

Table 2. Cash Flow	Third Quarter		Nine months
(Millions)	2016	2015	2016	2015
Operating Cash Flow	$3,202	$2,859	$7,667	$6,244
Less Additions to Property, Plant & Equipment	($595)	($561)	($2,014)	($1,827)
Free Cash Flow*	$2,607	$2,298	$5,653	$4,417
* Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
Operating cash flow in the quarter was $3.2 billion, reflecting solid operating performance (Table 2). During the quarter, the company repurchased 7.6 million shares for $1.0 billion, leaving $7.5 billion remaining under the current repurchase authorization. The company also paid $0.7 billion in dividends in the quarter, reflecting an approximately 20 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q3 16	Q2 16
Cash	$9.0	$8.6
Marketable Securities[1]	$0.7	$0.7
Total	$9.7	$9.3
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$8.1	$8.7
Boeing Capital, including intercompany loans	$2.4	$2.3
Total Consolidated Debt	$10.5	$11.0
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $9.7 billion, up from $9.3 billion at the beginning of the quarter. Debt was $10.5 billion, down from the beginning of the quarter, due to repayment of debt (Table 3).
Total company backlog at quarter-end was $462 billion, down from $472 billion at the beginning of the quarter, and included net orders for the quarter of $15 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Third Quarter			Nine months
(Dollars in Millions)	2016	2015	Change	2016	2015	Change

Commercial Airplanes Deliveries	188	199	(6)%	563	580	(3)%

Revenues	$16,973	$17,692	(4)%	$48,828	$49,950	(2)%
Earnings from Operations	$1,597	$1,768	(10)%	$1,657	$4,591	(64)%
Operating Margin	9.4%	10.0%	(0.6) Pts	3.4%	9.2%	(5.8) Pts
Commercial Airplanes third-quarter revenue decreased to $17.0 billion on lower planned delivery volume (Table 4). Third-quarter operating margin was 9.4 percent, reflecting delivery volume and mix, partially offset by lower period costs.
During the quarter, we began production of the 500th 787 Dreamliner, completed service ready validation of the 737 MAX 8, and began production of the 737 MAX 9. The 737 program has captured more than 3,300 orders for the 737 MAX since launch and the company remains on track to raise the production rate to 47 per month in the third quarter of 2017. During the quarter, we continued to grow our services business through an agreement with Japan Airlines to provide spare parts solutions.
Commercial Airplanes booked 107 net orders during the quarter. Backlog remains strong with more than 5,600 airplanes valued at $409 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Third Quarter			Nine months
(Dollars in Millions)	2016	2015	Change	2016	2015	Change
Revenues[1]
Boeing Military Aircraft	$3,260	$4,037	(19)%	$9,898	$10,237	(3)%
Network & Space Systems	$1,701	$2,127	(20)%	$5,246	$5,797	(10)%
Global Services & Support	$2,547	$2,186	17%	$7,494	$6,569	14%
Total BDS Revenues	$7,508	$8,350	(10)%	$22,638	$22,603	—
Earnings from Operations[1]
Boeing Military Aircraft	$434	$494	(12)%	$943	$874	8%
Network & Space Systems	$35	$245	(86)%	$336	$563	(40)%
Global Services & Support	$315	$283	11%	$920	$874	5%
Total BDS Earnings from Operations	$784	$1,022	(23)%	$2,199	$2,311	(5)%
Operating Margin	10.4%	12.2%	(1.8) Pts	9.7%	10.2%	(0.5) Pts
1 During the first quarter of 2016, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s third-quarter revenue was $7.5 billion. Third-quarter operating margin was 10.4 percent, reflecting solid execution and the impact of the Commercial Crew program (Table 5).
Boeing Military Aircraft (BMA) third-quarter revenue was $3.3 billion, reflecting fewer C-17 deliveries and volume on F-15. Operating margin increased to 13.3 percent, reflecting program mix. During the quarter, BMA was awarded a contract from the U.S. Air Force for low-rate initial production of 19 KC-46 Tanker aircraft and received an agreement from the U.K. Ministry of Defence to purchase 50 Apache attack helicopters and nine P-8 Poseidon aircraft.
Network & Space Systems (N&SS) third-quarter revenue decreased to $1.7 billion with an operating margin of 2.1 percent, primarily reflecting the charge on the Commercial Crew development program. The charge includes a $124 million reversal of cumulative pre-tax earnings recorded in prior periods and a $38 million pre-tax reach-forward loss, and was largely driven by delays in completion of engineering and supply chain activities. During the quarter, N&SS announced an award for a 702MP satellite with a new digital payload offering twice the capacity of previous designs.
Global Services & Support (GS&S) third-quarter revenue increased to $2.5 billion, reflecting higher volume in Aircraft Modernization & Sustainment and Training Systems & Government Services. Operating margin was 12.4 percent largely reflecting contract mix. During the quarter, GS&S was awarded contracts from the Defense Logistics Agency for F/A-18 spare parts.
Backlog at Defense, Space & Security was $53 billion, of which 38 percent represents orders from international customers.
Additional Financial Information

Table 6. Additional Financial Information	Third Quarter		Nine months
(Dollars in Millions)	2016	2015	2016	2015
Revenues
Boeing Capital	$63	$114	$211	$315
Unallocated items, eliminations and other	($646)	($307)	($392)	($327)
Earnings from Operations
Boeing Capital	$13	$10	$36	$41
Unallocated pension/postretirement	$88	($57)	$251	($200)
Other unallocated items and eliminations	($200)	($163)	($492)	($461)
Other income/(loss), net	$2	($26)	$41	($23)
Interest and debt expense	($81)	($67)	($227)	($203)
Effective tax rate	(3.4)%	31.5%	5.8%	31.5%
At quarter-end, Boeing Capital's net portfolio balance was $3.7 billion, up from the beginning of the quarter. Total pension expense for the third quarter was $453 million, down from $529 million in the same period of the prior year. Other unallocated items and eliminations revenue decreased from the same period in the prior year primarily due to the elimination of intercompany revenue for three aircraft delivered under operating leases. The effective tax rate for the third quarter decreased from the same period in the prior year primarily due to the favorable $440 million tax basis adjustment and the previously announced $177 million for the 2011-2012 tax settlement.

Outlook
The company’s 2016 updated financial and delivery guidance (Table 7) reflects higher commercial deliveries and the impact of the tax basis adjustment.

Table 7. 2016 Financial Outlook	Current	Prior
(Dollars in Billions, except per share data)	Guidance	Guidance

The Boeing Company
Revenue	$93.5 - 95.5	$93.0 - 95.0
GAAP Earnings Per Share	$7.10 - 7.30	$6.40 - 6.60
Core Earnings Per Share*	$6.80 - 7.00	$6.10 - 6.30
Operating Cash Flow	~$10.0	~$10.0

Commercial Airplanes
Deliveries	745 - 750	740 - 745
Revenue	$64.5 - 65.5	$64.0 - 65.0
Operating Margin	4.5% - 5.0	4.5% - 5.0

Defense, Space & Security
Revenue
Boeing Military Aircraft	~$12.4	~$12.3
Network & Space Systems	~$7.0	~$7.3
Global Services & Support	~$9.6	~$9.4

Total BDS Revenue	$28.5 - 29.5	$28.5 - 29.5

Operating Margin
Boeing Military Aircraft	~9.5%	~9.5%
Network & Space Systems	~7.5%	~9.0%
Global Services & Support	~12.5%	~12.0%

Total BDS Operating Margin	>10.0%	>10.0%

Boeing Capital
Portfolio Size	Stable	Stable
Revenue	~$0.3	~$0.3
Pre-Tax Earnings	~$0.05	~$0.05

Research & Development	~ $4.8	~ $4.8
Capital Expenditures	~ $2.8	~ $2.8
Pension Expense [1]	~ $2.1	~ $2.1
Effective Tax Rate	~ 14.0%	~ 23.0%
1 Approximately ($0.1) billion is expected to be recorded in unallocated items and eliminations
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Pension costs, comprising service and prior service costs computed in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) are allocated to Commercial Airplanes. Pension costs allocated to BDS segments are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 13.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow without capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Ben Hackman (312) 544-2140
Communications:	Bernard Choi (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2016	2015	2016	2015
Sales of products	$63,563	$64,408	$21,494	$23,000
Sales of services	7,722	8,133	2,404	2,849
Total revenues	71,285	72,541	23,898	25,849

Cost of products	(55,117)	(55,020)	(17,907)	(19,393)
Cost of services	(6,163)	(6,377)	(1,983)	(2,191)
Boeing Capital interest expense	(46)	(49)	(14)	(16)
Total costs and expenses	(61,326)	(61,446)	(19,904)	(21,600)
	9,959	11,095	3,994	4,249
Income from operating investments, net	220	207	69	78
General and administrative expense	(2,617)	(2,594)	(923)	(889)
Research and development expense, net	(3,901)	(2,426)	(857)	(857)
(Loss)/gain on dispositions, net	(10)		(1)	(1)
Earnings from operations	3,651	6,282	2,282	2,580
Other income/(loss), net	41	(23)	2	(26)
Interest and debt expense	(227)	(203)	(81)	(67)
Earnings before income taxes	3,465	6,056	2,203	2,487
Income tax (expense)/benefit	(201)	(1,906)	76	(783)
Net earnings	$3,264	$4,150	$2,279	$1,704

Basic earnings per share	$5.09	$5.99	$3.64	$2.50

Diluted earnings per share	$5.04	$5.92	$3.60	$2.47

Cash dividends paid per share	$3.27	$2.73	$1.09	$0.91

Weighted average diluted shares (millions)	647.9	700.9	632.7	689.0

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	September 30 2016	December 31 2015
Assets
Cash and cash equivalents	$8,986	$11,302
Short-term and other investments	682	750
Accounts receivable, net	9,524	8,713
Current portion of customer financing, net	365	212
Inventories, net of advances and progress billings	42,680	47,257
Total current assets	62,237	68,234
Customer financing, net	3,401	3,358
Property, plant and equipment, net of accumulated depreciation of $16,752 and $16,286	12,713	12,076
Goodwill	5,128	5,126
Acquired intangible assets, net	2,488	2,657
Deferred income taxes	265	265
Investments	1,303	1,284
Other assets, net of accumulated amortization of $470 and $451	1,415	1,408
Total assets	$88,950	$94,408
Liabilities and equity
Accounts payable	$11,968	$10,800
Accrued liabilities	13,243	14,014
Advances and billings in excess of related costs	22,646	24,364
Short-term debt and current portion of long-term debt	632	1,234
Total current liabilities	48,489	50,412
Deferred income taxes	2,211	2,392
Accrued retiree health care	6,544	6,616
Accrued pension plan liability, net	18,003	17,783
Other long-term liabilities	1,729	2,078
Long-term debt	9,824	8,730
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,808	4,834
Treasury stock, at cost - 393,301,648 and 345,637,354 shares	(35,763)	(29,568)
Retained earnings	40,641	38,756
Accumulated other comprehensive loss	(12,658)	(12,748)
Total shareholders’ equity	2,089	6,335
Noncontrolling interests	61	62
Total equity	2,150	6,397
Total liabilities and equity	$88,950	$94,408

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2016	2015
Cash flows – operating activities:
Net earnings	$3,264	$4,150
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	144	141
Depreciation and amortization	1,364	1,349
Investment/asset impairment charges, net	61	124
Customer financing valuation benefit	(5)	(3)
Loss on dispositions, net	10
Other charges and credits, net	219	230
Excess tax benefits from share-based payment arrangements		(139)
Changes in assets and liabilities –
Accounts receivable	(517)	(1,202)
Inventories, net of advances and progress billings	4,334	(2,186)
Accounts payable	1,366	1,058
Accrued liabilities	82	(196)
Advances and billings in excess of related costs	(1,717)	270
Income taxes receivable, payable and deferred	(725)	824
Other long-term liabilities	(67)	40
Pension and other postretirement plans	144	1,837
Customer financing, net	(195)	45
Other	(95)	(98)
Net cash provided by operating activities	7,667	6,244
Cash flows – investing activities:
Property, plant and equipment additions	(2,014)	(1,827)
Property, plant and equipment reductions	14	24
Acquisitions, net of cash acquired		(23)
Contributions to investments	(928)	(1,341)
Proceeds from investments	956	2,169
Other	8	33
Net cash used by investing activities	(1,964)	(965)
Cash flows – financing activities:
New borrowings	1,323	761
Debt repayments	(836)	(864)
Stock options exercised	192	331
Excess tax benefits from share-based payment arrangements		139
Employee taxes on certain share-based payment arrangements	(83)	(93)
Common shares repurchased	(6,501)	(6,001)
Dividends paid	(2,084)	(1,882)
Other	(24)
Net cash used by financing activities	(8,013)	(7,609)
Effect of exchange rate changes on cash and cash equivalents	(6)	(20)
Net decrease in cash and cash equivalents	(2,316)	(2,350)
Cash and cash equivalents at beginning of year	11,302	11,733
Cash and cash equivalents at end of period	$8,986	$9,383

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2016	2015	2016	2015
Revenues:
Commercial Airplanes	$48,828	$49,950	$16,973	$17,692
Defense, Space & Security:
Boeing Military Aircraft	9,898	10,237	3,260	4,037
Network & Space Systems	5,246	5,797	1,701	2,127
Global Services & Support	7,494	6,569	2,547	2,186
Total Defense, Space & Security	22,638	22,603	7,508	8,350
Boeing Capital	211	315	63	114
Unallocated items, eliminations and other	(392)	(327)	(646)	(307)
Total revenues	$71,285	$72,541	$23,898	$25,849
Earnings from operations:
Commercial Airplanes	$1,657	$4,591	$1,597	$1,768
Defense, Space & Security:
Boeing Military Aircraft	943	874	434	494
Network & Space Systems	336	563	35	245
Global Services & Support	920	874	315	283
Total Defense, Space & Security	2,199	2,311	784	1,022
Boeing Capital	36	41	13	10
Segment operating profit	3,892	6,943	2,394	2,800
Unallocated items, eliminations and other	(241)	(661)	(112)	(220)
Earnings from operations	3,651	6,282	2,282	2,580
Other income/(loss), net	41	(23)	2	(26)
Interest and debt expense	(227)	(203)	(81)	(67)
Earnings before income taxes	3,465	6,056	2,203	2,487
Income tax (expense)/benefit	(201)	(1,906)	76	(783)
Net earnings	$3,264	$4,150	$2,279	$1,704

Research and development expense, net:
Commercial Airplanes	$3,194	$1,713	$646	$616
Defense, Space & Security	750	715	229	241
Other	(43)	(2)	(18)
Total research and development expense, net	$3,901	$2,426	$857	$857

Unallocated items, eliminations and other
Share-based plans	($50)	($57)	($9)	($20)
Deferred compensation	(38)	(10)	(33)	38
Amortization of previously capitalized interest	(71)	(70)	(23)	(21)
Eliminations and other unallocated items	(333)	(324)	(135)	(160)
Sub-total (included in core operating earnings)	(492)	(461)	(200)	(163)
Pension	129	(293)	50	(84)
Postretirement	122	93	38	27
Total unallocated items, eliminations and other	($241)	($661)	($112)	($220)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Nine months ended September 30				Three months ended September 30
Commercial Airplanes	2016		2015		2016		2015
737	368		375		120		126
747	8	(3)	13	(1)	5	(3)	4	(1)
767	10		14		5		5
777	73		77		22		27
787	104		101		36		37
Total	563		580		188		199
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
AH-64 Apache (New)	25		18		10		6
AH-64 Apache (Remanufactured)	27		33		9		10
C-17 Globemaster III	4		5				2
CH-47 Chinook (New)	17		35		7		14
CH-47 Chinook (Renewed)	23		6		7		1
F-15 Models	11		8		4		3
F/A-18 Models	20		28		6		8
P-8 Models	13		10		4		4

Global Services & Support
C-40A			1

Network & Space Systems
Commercial and Civil Satellites	3		1		2
Military Satellites	2		1		1

Contractual backlog (Dollars in billions)	September 30 2016	December 31 2015
Commercial Airplanes	$408.8	$431.4
Defense, Space & Security:
Boeing Military Aircraft	20.8	19.9
Network & Space Systems	6.5	7.4
Global Services & Support	12.8	17.9
Total Defense, Space & Security	40.1	45.2
Total contractual backlog	$448.9	$476.6
Unobligated backlog	$13.1	$12.7
Total backlog	$462.0	$489.3
Workforce	154,700	161,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin, and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin, and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Third Quarter		Nine months		Guidance
	2016	2015	2016	2015	2016
Revenues	$23,898	$25,849	$71,285	$72,541

GAAP Earnings From Operations	$2,282	$2,580	$3,651	$6,282
Increase/(Decrease) in GAAP Earnings From Operations	(12%)		(42%)
GAAP Operating Margin	9.5%	10.0%	5.1%	8.7%

Unallocated Pension (Income)/Expense	($50)	$84	($129)	$293
Unallocated Other Postretirement Benefit Income	($38)	($27)	($122)	($93)
Unallocated Pension and Other Postretirement Benefit (Income)/Expense	($88)	$57	($251)	$200	~($300)
Core Operating Earnings (non-GAAP)	$2,194	$2,637	$3,400	$6,482
Increase/(Decrease) in Core Operating Earnings (non-GAAP)	(17%)		(48%)
Core Operating Margin (non-GAAP)	9.2%	10.2%	4.8%	8.9%

GAAP Diluted Earnings Per Share	$3.60	$2.47	$5.04	$5.92	$7.10 - $7.30
Unallocated Pension (Income)/Expense	($0.08)	$0.12	($0.20)	$0.42
Unallocated Postretirement Benefit (Income)/Expense	($0.06)	($0.04)	($0.19)	($0.13)	($0.30)
Provision for deferred income taxes on adjustments (1)	$0.05	($0.03)	$0.14	($0.10)
Core Earnings Per Share (non-GAAP)	$3.51	$2.52	$4.79	$6.11	$6.80 - $7.00

Weighted Average Diluted Shares (millions)	632.7	689.0	647.9	700.9	645 - 650
Increase/(Decrease) in GAAP Earnings Per Share	46%		(15%)
Increase/(Decrease) in Core Earnings Per Share (non-GAAP)	39%		(22%)

(1) The income tax impact is calculated using the tax rate in effect for the non-GAAP adjustments.